Exhibit 10.2

Dated the 12th day of April 2021

BETWEEN:

Amarin Switzerland GmbH, Grafenauweg 8, 6300 Zug

(the ‘Company’)

and

Karim Mikhail

(the ‘Executive’)

CONTRACT OF EMPLOYMENT

THIS AGREEMENT is made the 12th day of April 2021

BETWEEN:

Amarin Switzerland GmbH, Grafenauweg 8, 6300 Zug (hereinafter the ‘Company’ which expression will where the context so permits or requires include its subsidiaries and associated companies), of the one part

and

Karim Mikhail, whose address for the purposes of this Agreement is 12 Clinton Avenue, Nyack, NY 10960, USA, pending his move to an address in Switzerland upon his obtaining a Swiss work permit (hereinafter called the ‘Executive’) of the other part.

Whereas, the Company is part of the Amarin group of companies and engages in the business of pharmaceuticals.

Whereas, the Parties have entered into an employment contract dated June 17, 2020.

Whereas, the Parties have decided on a common understanding to enter into a new contract in order to update the terms of employment as of the 12th day of April 2021.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

1.1	In this Agreement and the schedule hereto, the following expressions will, unless the context otherwise requires, have the following meanings:

“associated company” or “associated companies” means any subsidiary undertaking or joint venture of the Company, any holding undertaking of the Company is a subsidiary undertaking, a subsidiary undertaking or joint venture of such a holding undertaking, or an undertaking in which any of the foregoing has a participating interest; and accordingly, “associated companies” of the Company shall include Amarin Pharmaceuticals Ireland Ltd, Amarin Corporation plc and Amarin Pharmaceuticals Inc.;

“the Board” means the Board of Directors of the Company or any duly constituted and authorised committee of the Board;

“EU” means the European Union comprised of 27 member states (Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden).

“Group” means the Company and its associated companies;

“Restricted Period” means the period of 12 months after the Termination Date and is inclusive of any period of Garden Leave which the Executive may be required to take under clause 18;

“Restricted Territory” means Switzerland, UK, the EU and the United States of America as well as any countries and/or areas in the world where the Group operates or plans to operate its business.

“Termination Date” means the date of termination of the Executive’s employment howsoever arising;

1.2	The expression “the Company” will, unless the context otherwise requires, include any person acting on behalf of the Company within his proper authority.

1.3

Words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” will, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause, paragraph or sub-paragraph thereof.

1.4	The expression “person” will, unless the context otherwise requires, include partnerships, companies and other bodies corporate.

1.5	The captions in this Agreement are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

2.	Appointment

2.1	The Executive currently holds the position Senior Vice President – Commercial Head Europe.

2.2

The Company hereby requests the Executive, and the Executive hereby agrees, to serve as Chief Executive Officer (‘CEO’) of the Company (instead of SVP—Commercial Head Europe), and as President and CEO of Amarin Corporation plc, without further compensation beyond that which is set forth herein, commencing on the date of retirement of John Thero, current President and CEO of Amarin Corporation plc, which is anticipated to occur on August 1, 2021 (such actual date, the ‘CEO Start Date’).

2.3

The Company hereby also requests the Executive, and the Executive hereby agrees, to serve on the Board of Directors of Amarin Corporation plc commencing on the CEO Start Date, without further compensation beyond that which is set forth herein. The Executive shall be deemed to have resigned from the Board of Directors of Amarin Corporation plc upon ceasing to serve as CEO for any reason, on termination of this Agreement or at any other time upon request of the Company.

2.4

The Company acknowledges the Executive’s original start date with the Company on July 1, 2020 for the purpose of any statutory provision and any provision of this Agreement which require the calculation of the Executive’s period of continuous employment (for seniority purposes).

2.5	The Executive will report to such person or persons as may be determined from time to time by the Board or its authorized representative (the “Reporting Authority”).

3.	Duties and Responsibilities

3.1	The Executive will:

(a)

faithfully and diligently perform such job duties and exercise such powers in relation to the Company and the business of the Group, not being inconsistent with his position, as the Reporting Authority will from time to time assign to or vest in him;

(b)	report on a timely basis and be accountable to the Board via the Reporting Authority;

(c)

in the discharge of such duties and in the exercise of such powers, observe and comply with all lawful directions, resolutions, policies, procedures and regulations from time to time made or given by the Board or the Reporting Authority;

(d)

devote the whole of his time and attention during business hours to the discharge of his duties hereunder and use his best endeavours to promote the interests, welfare and reputation of the Company and associated companies;

(e)

in pursuance of his duties hereunder, perform such management services for any associated company in particular for Amarin Corporation plc and without any further remuneration, unless agreed by the Board or the Reporting Authority, accept such offices in the Company and/or such associated companies as the Board or the Reporting Authority may from time to time reasonably require;

(f)

except to the extent, if any, permitted by the Group and/or Company code of ethics, not directly or indirectly give or receive gifts, incentives or inducements to or from any person or company in the carrying out of any activity in connection with the Company and/or any associated company;

(g)

save as agreed under clause 4.3, not during his tenure of office engage directly or indirectly in any other trade, business, profession or calling unless approved in accordance with Group and/or Company policies and procedures;

(h)

not purchase or license any entity or product, enter into any debt on behalf of the Company or in any way pledge the credit of the Company except so far as he may be specifically authorised from time to time to do so by the Board and the Reporting Authority whether generally or in any particular case.

3.2

Without prejudice to the generality of the foregoing, the Executive acknowledges that he will be expected to perform and carry out all job duties, acts and obligations and to comply with such directions as may be designated by any of the Reporting Authority or the Board to be reasonably consistent with his position. The Executive acknowledges that during the course of his employment with the Company, it may be necessary to expand or contract his duties within the general scope of his position, which may include a change of title and increased or reduced responsibilities.

3.3

Without prejudice to the generality of the provisions of this clause, the key duties and responsibilities of the Executive will include those reasonably notified by any of the Reporting Authority or the Board to the Executive from time to time.

3.4

The Executive will act diligently and use all reasonable efforts to achieve such performance and other specific targets as may be reasonably set from time to time by any of the Reporting Authority or the Board and notified to the Executive.

4.	Conduct and Standards

4.1

The Executive hereby warrants that his performance of the provisions of this Agreement will not infringe the rights of any third party or cause the Executive to be in breach of any of his obligations to a third party.

4.2

The Executive will be obliged to travel throughout the world as may reasonably be required by the Reporting Authority or the Board for the proper and efficient fulfilment and discharge of his duties and responsibilities to the Company (such travel to be in accordance with Group and/or Company policies and procedures).

4.3

Prior to the commencement of his employment under this Agreement, the Company will agree, in writing, with the Executive any other business activities (if any) in which he may either directly or indirectly assist or engage or be interested in during the period of his employment hereunder.

4.4

The Executive will not at any time during his employment with the Company (except as the holder of any shares, stock or debentures which in aggregate do not exceed one percent (1%) of the total shares, stocks or debentures of a company quoted on any recognised stock exchange) directly or indirectly assist or engage or be interested in or work for any business in competition with the Company and/or any of its associated companies without complying with the relevant Group and/or Company policies and procedures and obtaining the prior approval of the Reporting Authority and/or the Board as provided in such policies and procedures.

4.5

The Executive will at all times during the continuance of this Agreement operate to a high degree of integrity and performance and will comply with the Group and/or Company code of ethics and with any other codes of conduct or regulations as may apply to the Company from time to time.

4.6

Considering the Executive’s position, the Company will provide the Executive with certain indemnification pursuant to a standard indemnification agreement on terms no less favourable that that provided under law and no less favourable than those provided to similarly situated officers of the Group companies, and the Executive will be covered by the Group Directors’ and Officers’ Liability Insurance Policy on a similar basis to such other officers of Group companies.

5.	Place of Work

The Executive’s normal place of work will be in Switzerland, in the Company’s principal offices currently in Zug, as they may change and be designated from time to time.

For the efficient discharge of his duties, the Executive will be required to travel to work at such other Group locations as the Company may reasonably require from time to time, including without limitation to the Group’s offices in Ireland and the USA.

The Company reserves the right to base the Executive at other locations whether temporarily or permanently, in or outside Switzerland, as the needs of the business require, including without limitation in the USA.

6.	Hours of Work

The Executive shall work on a full-time basis. The Executive acknowledges and accepts that he holds a leading managerial and high executive position in the meaning of article 3 (d) of the Swiss Labour Act (LTr) and that, given his function, he is expected to work the time necessary to best achieve his work based on the actual needs of the Company. The Executive shall take breaks and rest period sufficiently protective of his health. The Executive is not entitled to any overtime payment or compensatory leave.

The Executive will structure his work hours in a manner which enables him to work with colleagues in other Group offices throughout the world (on a reasonable basis taking into account the issues of relative time zones between Switzerland, Ireland and the USA).

The Executive will be expected to be reasonably available to travel and work outside normal office hours without additional remuneration, holidays or leave.

7.	Remuneration

7.1

The Executive’s salary will be 750,000 USD gross per annum (and pro rata for any lesser period), provided that it will be converted to CHF and paid in CHF for so long as he primarily resides in Switzerland, with such exchange rate to initially be set at 0.9512 and to be re-set on or around the commencement of each calendar year by mutual agreement of the parties or more frequently if the exchange rate changes by more than 6%. Remuneration is payable monthly in arrears (subject to all statutory and agreed deductions) by credit transfer to a bank of the Executive’s choice, and such payment arrangements will remain in force until otherwise mutually agreed. The social, legal and contractual employee’s contributions and, if applicable, tax at source will be deducted from the gross salary.

7.2	In the event the Executive does not assume the position of President and CEO in Amarin Corporation plc on the CEO Start Date, his salary will be reduced to 475,000 USD as of the CEO Start Date.

7.3

The Executive’s salary and other remuneration will be reviewed each year or otherwise in line with Group and/or Company policies and procedures, and any increase to same (which is at the discretion of the Company) will be notified to the Executive in writing.

7.4	The Executive’s annual remuneration may include a flat-rate representation allowance as admitted by the competent tax authorities.

7.5

The Executive will be reimbursed for any reasonable expenses properly and necessarily incurred by the Executive while performing his duties on behalf of the Company, including business expenses incurred when required to travel abroad for Company business subject to the Executive conforming to Group and/or Company policies and procedures.

7.6

In the event of the Company making an overpayment or an incorrect deduction of tax or insurance, the Executive commits himself to reimburse the Company. The Company reserves the right to make deductions from payments due to the Executive so as to reimburse sums due by the Executive to the Company.

8.	Performance Related Bonus

The Executive will be eligible for a performance bonus of up to 70% of his annual salary (and pro rata for any lesser period) paid annually no later than 31 March based on individual and Company objectives to be set by the Company. Any bonus payment is entirely at the discretion of the Board. The Executive must be in the continued employment of the Company at the time of the payment of the annual bonus to be eligible to receive any bonus payment. In the event the Executive does not assume the position of President and CEO in Amarin Corporation plc on the CEO Start Date, the target bonus will be reduced to 40% of his annual salary as of the CEO Start Date.

9.	Equity Participation

9.1

Subject to the terms and conditions set forth in Amarin Corporation plc’s 2020 Stock Incentive Plan (the ‘Plan’) and the applicable equity award agreements, including, without limitation, with respect to vesting, the Executive will be entitled to:

(a)

290,200 options to purchase shares of Amarin Corporation plc, which will have an exercise price equal to the closing market price on May 1, 2021, which options will be subject to the Executive’s appointment as President and CEO of Amarin Corporation plc and subject to time-based vesting commencing on the date of this Agreement (the “Vesting Start Date”) as follows: twenty-five percent (25%) of such options shall vest on the one-year anniversary of the Vesting Start Date and the remainder shall vest in equal installments over the next 12 calendar quarters, and subject to 100% acceleration upon a Change of Control (as defined in the Plan) transaction.

(b)

215,200 restricted stock units subject to time-based vesting (RSUs), which RSUs will be subject to the Executive’s appointment as President and CEO of Amarin Corporation plc and otherwise subject to time-based vesting over a three-year period commencing on the date of this Agreement, and subject to 100% acceleration upon a Change of Control (as defined in the Plan) transaction.

(c)

200,000 restricted stock units subject to performance milestones (PSUs), which PSUs will be subject to the Executive’s appointment as President and CEO of Amarin Corporation plc and otherwise subject to the same performance and time-based criteria approved by the Remuneration Committee of the Board with respect to the PSU awards approved in December 2020 (but in this case the performance milestones will be the global sales and operations targets specified therein and the time-based criteria will commence as of the date of this Agreement), and subject to 100% acceleration upon a Change of Control (as defined in the Plan) transaction.

9.2	In addition to the above, the Executive may receive an award for an additional 200,000 PSUs to be granted at a later date on terms to be mutually agreed.

10.	Medical Insurance

10.1

From the date the Executive is resident in Switzerland, the Company will discharge the cost of the Executive’s annual Swiss mandatory health insurance (KVG) in relation to himself, and also in relation to his spouse and dependent child/children in full time education resident in Switzerland from the time his spouse and such dependent child/children in full time education are resident in Switzerland, up to the amount of the premium applicable in the KVG scheme established by the Company.

10.2

Subject to clause 10.3, from the date the Executive is resident in Switzerland, the Company shall also establish a supplementary global private health insurance scheme in favour of the Executive, and his spouse and dependent child/children in full time education covering such family members resident in Switzerland, the USA and/or United Kingdom, subject to the Executive satisfying certain eligibility criteria and subject to the rules of the scheme as amended from time to time. This global private health insurance scheme will be established with Cigna Global (or similar global medical insurance provider). The Company will be entitled at any time to amend the terms of the insurance cover provided to the Executive and the Executive’s family (as applicable) pursuant to such scheme provided a customary level of cover consistent with this clause 10.2 is provided.

10.3

The maximum contribution that the Company will pay towards the total annual combined costs of the health insurance policies/schemes described in clauses 10.1 and 10.2 in any year of such policies/schemes will be 35,000 USD. Any amount of the total annual combined costs for such health insurance policies/schemes described in clauses 10.1 and 10.2 in excess of 35,000 USD shall be paid by the Executive, either as a deduction from his monthly payroll, or otherwise as agreed by the parties.

10.4

The Company will procure the reimbursement of the cost (up to an amount of 2,200 USD per month) of the medical insurance policy currently held by the Executive (for himself and his family). The Executive shall provide satisfactory documentary evidence to the Company of his current medical insurance policy to facilitate prompt reimbursement hereunder.

11.	Pension plan and Accident insurance

11.1	The Executive participates in the Company’s Swiss pension fund and is subject to the regulations concerning employee contributions and benefits as applicable from time to time.

11.2	The Executive shall be insured against professional and non-professional accidents in accordance with Accident Insurance Law and with the Company’s supplementary accident insurance policy.

12.	Benefit Plans

The Executive will be eligible for participation in the benefit plans specified herein and such other benefit plans as may be approved in writing by the Company and specifically applied to the Executive by notice in writing from the Company from time to time. Participation in such benefit plans will be subject always to the rules and conditions applicable to each such plan. The Company reserves the right at all times to vary or discontinue any benefit plans in which the Executive may be entitled to participate. The Company will also have the right to substitute new benefit plans for any plan in which the Executive may be eligible to participate.

13.	Holidays

The Executive will, in addition to his statutory public holiday entitlements that are applicable in Zug be entitled to paid holiday leave at the rate of 25 working days per annum (and pro rata for any lesser period) to be taken at such time as the Reporting Authority considers most convenient having regard to the requirements of the Company’s business and to the wishes of the Executive.

14.	Incapacity

14.1

In case the Executive is prevented from performing his work, he shall inform his Reporting Authority without any delay. In case of incapacity due to illness or accident, the Executive must present a medical certificate as from the 4th day of illness at the latest, or earlier upon request. The Company reserves the right to require the Executive to undergo a medical examination by the Company’s doctor or an independent medical practitioner at Company’s own costs.

14.2

The Company has established a customary insurance policy for loss of salary due to inability to work in case of illness that will be in place at the time the Executive is resident in Switzerland. The scope and term of the insurance benefits are determined by the conditions of the insurance contract as in force at the time, which current version has been provided to the Executive. The conditions of the insurance may vary at any time. Any contribution to the payment of the premium by the Executive (maximum 50% of the total premium) pursuant to this customary insurance policy will be effected per a deduction from the monthly salary. The Company is free from all other obligations as to the Article 324a CO with regards to illness.

15.	Confidential Information

15.1

The Executive will not, except as authorised or required by his duties or as required by law or a court of competent jurisdiction, reveal to any person, persons or company, any of the trade secrets or confidential information, operations, notices or dealings of the Company or any information concerning the organisation, business, finances, transactions or affairs of the Company and/or any of its associated companies which may come to his knowledge during his employment hereunder and will keep with complete secrecy all confidential information entrusted to him and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business or in any way be likely to do so. It is agreed that this restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain through no act, omission, unauthorised disclosure or other breach on his part of the provisions of this Agreement.

15.2

The Executive will not during the continuance of this Agreement make otherwise than for the benefit of the Company any note, memorandum or other record relating to any matter within the scope of business of the Company or concerning any of its dealings or affairs nor will the Executive either during the continuance of this Agreement or afterwards use or permit to be used any such notes, memoranda or records otherwise than for the benefit of the Company it being the intention of the parties hereto that all such notes, memoranda and records (whether in writing or data based) made by the Executive will be the property of the Company and will be left at its registered office on the termination of the Executive’s employment or earlier if so requested by the Board.

16.	Return of Company property

Upon the termination of the Executive’s employment with the Company for any reason whatsoever or at any other time upon request of the Company, the Executive shall immediately remit all of the Company’s property in his possession or under his control to the Company, including but not limited to, any material whatsoever, whether written, printed, recorded, digitized or otherwise kept, and any copy or reproduction of such material that he has in his possession or under his control and which pertains or relates, in any manner whatsoever, to his employment with the Company, to the confidential information or to the commercial activities of the Company. The Executive undertakes not to keep any copies or reproductions of any material that may be in his possession or under his control for any reason whatsoever and to provide, if so requested by the Company, a sworn statement or affidavit certifying that he has, in fact, returned the Company’s property, including, without limitation, any and all of the Company’s confidential information, following the termination of his employment, without having kept copies or reproductions.

17.	Intellectual Property Rights

17.1	In this clause 17:

(a)

‘Intellectual Property’ means, without limitation, patents, inventions, know-how, trade secrets and other confidential information, rights in design (registered and unregistered), copyright including copyright works, data, database rights and sui generis rights, rights affording equivalent protection to copyright, semiconductor topography rights, trade marks, service marks, logos, domain names, business names, trade names, brand names, certification marks, assumed names and other indicators or origin, and all other industrial or intellectual property developed, discovered, acquired, conceived or made by the Executive in connection with and/or during the course of his employment or otherwise in any way affecting, connected or related to the performance of his duties hereunder; and

(b)

‘Intellectual Property Rights’ means any present or future rights title and interest and applications for rights title and interest or forms of protection of similar nature or having similar effect in one part of the world, or relating to Intellectual Property and copyright works including (without prejudice to the generality of the foregoing) author certificates, inventor certificates, improvement patents, utility certificates, moral rights, models and certificates of addition and including any divisions, renewals, continuation, extensions or reissues thereof and rights in the nature of unfair competition rights and rights for passing off.

17.2

The Executive acknowledges and agrees that any Intellectual Property arising from the performance of his duties under this Agreement will belong to and be the absolute property of the Company and the Executive undertakes not to dispute the Company’s ownership of such Intellectual Property.

17.3

The Executive will disclose full details of all Intellectual Property arising from the performance of his duties under this Agreement to the Company and the Executive hereby agrees to assign and does hereby expressly assign to the Company all Intellectual Property Rights for their full term throughout the world including without limitation the right to sue for any infringement or threatened infringement of any such Intellectual Property Rights, title or interest whether such infringement or threatened infringement occurs prior to or after the execution of this Agreement and waives all moral rights he may have in respect of such Intellectual Property.

17.4

The Executive acknowledges and agrees that it may not now or at any time in the future use or exploit the Intellectual Property without the express written permission of the Company, except insofar as is necessary for the performance of his duties hereunder.

17.5

The Executive warrants and represents that the Executive will be the sole beneficial owner of Intellectual Property Rights and that the Executive will be free to assign such Intellectual Property Rights to the Company pursuant hereto without any third party claims, liens, charges or encumbrances of any kind and that the Executive is free of any duties or obligations to third parties, which may conflict with the terms of this agreement. The Executive agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company may incur or suffer as a result of a breach by the Executive of the warranties set out in this clause 17.5.

17.6	The Company (or its nominee) will, in its sole discretion, be entitled to apply for Intellectual Property Rights in respect of the Intellectual Property.

17.7

The Executive agrees if and whenever required to do so (whether during or after the termination of this Agreement) at the expense of the Company to do all things necessary, execute such deeds and documents and provide all such assistance as the Company may reasonably require to enable the Company to obtain and maintain the benefit of all Intellectual Property Rights in any part of the world and the Executive acknowledges that he will not be entitled to any further compensation or fees in respect of the performance of his obligations under this clause save as may be provided for by law.

17.8

The Executive irrevocably appoints the Company to be the Executive’s attorney or agent in the Executive’s name and on the Executive’s behalf to do all such acts and things and to sign all such deeds and documents as may be necessary in order to give the Company the full benefit of the provisions of this clause and the Executive agrees that a certificate in writing in favour of any third party signed by any duly authorised officer of the Company that any act or thing or deed, document or instrument falls within the authority hereby conferred will be conclusive evidence that this is the case.

17.9

The Executive warrants and represents that none of the Intellectual Property Rights or the exercise of them will infringe any intellectual property rights of which a third party is the proprietor including, in particular but without limitation, any patents, copyrights, registered designs, moral rights or rights of confidence. The Executive agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company or a third party may incur or suffer whether direct or consequential (including but without limitation any economic loss or other loss of profits, business or goodwill) as a result of any dispute or contractual, tortious or other claims or proceedings brought against the Company by a third party alleging infringement of its intellectual property rights by reason of the use or exploitation of any Intellectual Property, conceived, originated, made or developed by the Executive PROVIDED ALWAYS that:

(a)	the Company will forthwith give written notice to the Executive of any claims or proceedings following receipt of them;

(b)	the Company will make no admission of liability and must give the Executive sole authority to defend or settle the claims or proceedings at the Executive’s cost and expense;

(c)	the Company must give the Executive all reasonable assistance in connection with the claims or proceedings at the Executive’s cost and expense;

(d)

in addition to the aforesaid indemnity, where an injunction restraining use or exploitation by the Company of any Intellectual Property is, in the opinion of the Company’s legal advisers, likely to be granted to the third party, the Executive’s will do all such acts and things either to render them non-infringing without affecting any of the Executive’s other duties and obligations under this agreement or will obtain a licence from the third party granting the Company the right to continue using them.

17.10	The obligations of the parties under this clause 17 will survive the expiry or the termination of this Agreement for whatever reason.

18.	Termination

18.1	This Agreement is entered into for an indefinite term.

18.2	There is no probation period.

18.3	The Agreement may be terminated by either party upon a six months’ prior written notice (net) to the other party.

18.4

Termination with immediate effect for a justified cause pursuant to Article 337 Swiss Code of Obligations (CO/OR) is reserved. By way of example only, any of the following may be regarded as a justified cause for the Company to terminate the Agreement at any time with immediate effect: if the Executive will at any time:

(a)	commit any serious breach or persistent breach of any of the provisions herein contained and (if capable of remedy) fail to remedy the same within 30 days of being called upon to do so by the Company;

(b)	be guilty of fraud, dishonesty, gross misconduct or wilful neglect in the discharge of his duties hereunder;

(c)	become bankrupt or make any arrangement or composition with his/her creditors generally;

(d)	be convicted of any criminal offence other than an offence which in the reasonable opinion of the Board does not affect his position.

18.5

The Board may at any time, and whether pending an investigation or any disciplinary hearing involving the Executive or during the whole or any part of a period of notice to terminate the Executive’s employment, suspend and/or require the Executive by notice in writing not to attend for work and/or perform his functions hereunder. The Executive may also during any period of suspension be required not to communicate with suppliers, customers, other business connections or other employees of the Company and/or its associated companies and may be relieved of some or all of his powers and duties. The exercise of any or all of its powers under this clause 18.5 by the Board on behalf of the Company will not relieve the Company of its obligations to pay such salary and other benefits as are due to the Executive under this Agreement nor will it relieve him of any other obligations to the Company under this Agreement. The exercise of any or all of its powers under this clause 18.5 by the Board will not amount to or be treated by the Executive as a repudiation of this Agreement or as the termination of the Executive’s employment by the Company.

18.6

Upon the termination of this Agreement for whatsoever reason, the Executive will, unless requested by the Chairman of the Board in writing not to do so, resign without claim for compensation from any offices held by him in the Company and/or in any of its associated companies and in the event of his failure to do so, the Chairman of the Board is hereby irrevocably authorised to appoint some person as his attorney in his name and on his behalf to execute all documents and to do all things requisite to give effect thereto.

18.7

The Executive will be eligible for severance pay and benefits under terms and conditions that are no less favourable than pursuant to Amarin Corporation plc’s Executive Severance and Change of Control Plan effective January 28, 2021 (the ‘Executive Severance and Change of Control Plan’), subject to any Swiss law requirements. Any benefits to which the Executive may be entitled to receive under the Executive Severance and Change of Control Plan or any other Company change in control severance payment plan from time to time will be inclusive of the Executive’s notice period entitlement referred to at clause 18.3 above, such that the Executive shall not be entitled to both severance and notice benefits (i.e. the remuneration/benefits paid during notice period will be deducted from the severance pay and benefits, if any are applicable).

19.	Garden Leave

The Company may require the Executive to take garden leave (“Garden Leave”) and not to attend at work and/or not to undertake all or any of his duties hereunder during all or any part of any period of notice (whether given by the Executive or the Company) PROVIDED ALWAYS that during any period of Garden Leave the Executive will continue to receive his salary and contractual benefits and all obligations and entitlements under this Agreement continue to apply and the Executive otherwise remains bound by his employment obligations to the Company (including the obligation of exclusive service to the Company). If the Executive is required to take Garden Leave the Company may require the Executive:

(a)	not to attend at his place of work or any of the Company’s other premises;

(b)	not to carry out all or part of his duties during the notice period;

(c)	to return to the Company all documents and other materials (including Copies) belonging to the Company;

(d)

not without the prior written permission of the Company contact or attempt to contact any of the Company’s clients, customers, suppliers, agents, professional advisers, brokers, or bankers or any of the Company’s employees; and

(e)	engage in, or be concerned with, or provide services to, (whether as an employee, director, agent, partner, consultant or otherwise) any other business until the date that employment terminates.

20.	Post Termination Restrictions

20.1	During the Restricted Period, the Executive will not either directly or indirectly (without the prior written consent issued by the Board), within the Restricted Territory:

(a)

solicit the services of, or entice away from the Company and/or any associated company, employ or engage, or attempt to do any of the foregoing, whether on his own behalf or on behalf of others, any person who is or was an executive director or a senior manager of the Company or of any associated company at any time during the twelve (12) month period immediately preceding the Termination Date; and/or

(b)

solicit or entice away from the Company and/or any associated company, or attempt to do so, the custom or business of any person who or which is, or was, a customer of the Company and/or of any Associated Companies with whom the Executive had contact by virtue his employment with the Company at any time during the twelve (12) month period immediately preceding the Termination Date; and/or

(c)

directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, work for or be engaged by or concerned or interested (except as the holder of any shares, stock or debentures which in aggregate do not exceed 1% of the total shares, stocks or debentures of a company quoted on any recognised stock exchange) in any person which is in competition with the Company and/or any associated company, which is engaged in any business activity anywhere in the world involving the development, manufacturing or marketing of any products, or the performance of any services which products or services are similar to the products or services of the Company and/or any associated company, or products or services that the Company and/or any associated company has under development or that are the subject of active planning at any time during the Executive’s employment with the Company, including without limitation, any entity that provides or has active plans to provide products and/or services in the area of triglyceride management.

20.2

The Executive hereby acknowledges and agrees that the covenants and provisions of this clause 20 hereof are separate and severable and that the restrictions therein contained are fair and reasonable in all the circumstances. In the event, however, that any of the restrictions contained in this clause 20 are adjudged by a court of competent jurisdiction to go beyond what is reasonable, in all the circumstances, for the protection of the legitimate interests of the Company and/or any associated company but would be adjudged reasonable if any particular restriction or restrictions, or part thereof, were deleted in any manner, then the restrictions in question will apply with such deletions as may be decided by a court of competent jurisdiction, without affecting the remaining provisions thereof.

20.3

In case of breach of the clause 20.1 (a) and (b), the Executive shall pay to the Company a penalty in the amount corresponding to 6 months of his last salary for each instance of violation. In case of breach of the clause 20.1 (c), the Executive shall pay to the Company a penalty in the amount of corresponding to 12 months of his last salary. Payment of the penalty shall not discharge the Executive from complying with his undertakings pursuant to clause 20.1 (all littera).

In addition to the payment of the penalty and any further damages the Company may have incurred as a result of the breach, the Company shall have the right to request that the Executive ceases and desists from any prohibited activities and to apply to the courts for injunctive relief.

21.	Data Protection

21.1

The Executive acknowledges that the Company may process personal data to the extent that such data concern the Executive’s suitability for his/her job or are necessary for the performance of the employment contract. These data include personal information (e.g. name, address, employment history, emergency contact details, etc.), and other information necessary for processing the payroll, taxation or legal purposes. The Executive may have access to the personal data held on him upon request.

21.2

The Executive acknowledges that the Company may transfer and process his data to associated companies or third parties, in and outside Switzerland, including to the United States of America or to countries within the European Economic Area (EEA) where the Company has associated companies and/or service providers, for supporting the Company in human resources, legal, management, accounting or financial matters. The Company shall take appropriate steps to ensure that the information will have an adequate level of data protection in other countries outside Switzerland. The Company holds personal information about the Executive. The Executive’s data will be retained for the adequate duration of his employment plus an additional period to address the relevant retention and limitation periods determined by law. The Company will process the Executive’s personal information in accordance with data protection laws and the Executive can consult the Company’s Data Protection Policy for details about how to exercise his rights in respect of his data.

21.3

The Company will ensure that the Executive’s information is accurate, kept up to date and not kept for longer than is necessary. The Executive must let the Company know of any material change in his personal data (e.g. address, contact details, next of kin for emergency contact purposes, etc.). The Company will also take measures to safeguard the Executive’s data against unauthorised or unlawful processing and accidental loss or destruction or damage.

21.4

The Company relies on the Executive as an employee to comply with all applicable workplace policies and procedures governing the use of Company facilities and the use and disclosure of data, with which the Executive must comply. The Company reserves the right to monitor the Executive’s use of Company facilities where the Company believes it is necessary to ensure compliance with acceptable usage and other applicable policies so the Executive must not assume that workplace email communications, social media use or web-use are private. The Executive is advised that where appropriate and available, evidence such as CCTV footage, web-logs, etc. will be used by the Company in the context of internal investigations and/or disciplinary proceedings.

22.	Collective Agreement

There is no collective agreement which directly affects the Executive’s employment.

23.	Variation

In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make changes of a minor, administrative, or non-fundamental nature to the terms and conditions of the Executive’s employment from time to time. Additionally, the Company reserves the right to introduce and amend employment policies and procedures. Wherever practicable, the Executive will be given reasonable advance notice of any such change.

24.	Entire Agreement

This Agreement enters into force on the 12th day of April 2021. As of that date, it supersedes and replaces the employment contract dated June 17, 2020 and the letter agreement between the Executive and the Company executed on June 18, 2020. The Executive’s existing equity awards and the equity award agreements governing such equity awards remain in full force and effect. All other prior and contemporaneous agreements written or oral, between the parties regarding the subject matter hereof are superseded by this Agreement. Neither party has relied upon representations or statements made by the other party hereto which are not specifically set forth in this Agreement. Any amendments or additions to the provisions hereof will be confirmed in writing by the Company to the Executive and agreed by him and unless so confirmed and agreed will not be binding on the parties hereto.

25.	Independent Legal Advice

The Executive acknowledges that he has been given the opportunity to take independent legal advice before signing this Agreement and understands the terms and effect of this Agreement.

26.	Governing Law

The Agreement shall be governed by Swiss law without regard to its conflict of laws rules.

27.	General

27.1

The obligations of and restrictions imposed on the Executive under the provisions of this Agreement are in addition to and not in substitution for any obligations and restrictions imposed on the Executive by law.

27.2

In the event that any of this Agreement is void and unenforceable in whole or in part, for any reason for whatsoever, this unenforceability or invalidity will not affect the enforceability or validity of the remaining terms and/or conditions.

27.3

The benefit of each agreement and obligation of the Executive under this Agreement may be assigned to and enforced by all successors and assigns for the time being of the Company and its Associated Companies and such agreements and obligations will operate and remain binding notwithstanding the termination of this Agreement.

27.4

Notices may be given by either party by hand or by post or e-mail message addressed to the other party at (in the case of the Company) its registered office for the time being and, in the case of the Executive, his last known address.

27.5

The expiration or determination of this Agreement howsoever arising will not affect such of the provisions hereof as are expressed to operate or have effect thereafter and will be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

27.6

A waiver by either party of any breach by the other party of any of the terms, provisions or conditions of this Agreement or the acquiescence of such party in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid will not constitute a general waiver of such terms, provision or condition or of any subsequent act contrary thereto.

27.7

This Agreement may be executed by the parties hereto on separate counterparts each of which when executed and delivered will constitute an original, it being the intent that all such counterparts together will constitute but one and the same instrument.

27.8	References to the masculine gender include the feminine gender where applicable.

IN WITNESS whereof the parties hereto have executed this Agreement in manner hereinafter appearing the day and year first above written.

/s/ Michael Kalb

SIGNED by
Michael Kalb, Manager (“Geschäftsführer”) of Amarin Switzerland GmbH for and on behalf of the Company

/s/ Karim Mikhail

SIGNED
by the said
Karim Mikhail